Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES P CONVERTIBLE PREFERRED STOCK

OF

VELOCITY EXPRESS CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Velocity Express Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Company by Article IV of the Certificate of Incorporation of the Company, the following resolution was adopted as of October 7, 2005 by the Board of Directors of the Company pursuant to Section 151 of the Delaware General Corporation Law:

“RESOLVED that, pursuant to authority vested in the Board of Directors of the Company by Article IV of the Company’s Certificate of Incorporation, out of the total authorized number of 299,515,155 shares of its preferred stock, par value $0.004 per share (“Preferred Stock”), there shall be designated a Series P, 5,022,000 shares which shall be issued in and constitute a single series to be known as “Series P Convertible Preferred Stock” (hereinafter called the “Series P Preferred Stock”). The shares of Series P Preferred Stock have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

1. Certain Definitions.

As used in this Certificate of Designations, Preferences and Rights of Series P Convertible Preferred Stock of Velocity Express Corporation, the following terms shall have the respective meanings set forth below:

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Closing Date” means the Closing Date as defined in the Series P Preferred Stock Purchase Agreement.

“Common Stock” means the common stock, $0.004 par value per share, of the Company, including the stock into which the Series P Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Event of Default” shall mean any of the following events, after the applicable cure period:

(i) The Corporation fails to timely pay any dividend payment or the failure to timely pay any other sum of money due to the Holder from the Corporation and such failure continues for a period of ten (10) days after written notice to the Corporation from the Holder.

(ii) The Company breaches any material covenant, term or condition of the Series P Stock Purchase Agreement, the Registration Rights Agreement or in this Certificate of Designation, and if capable of being cured such breach continues for a period of ten (10) days after written notice to the Company from the Holder.

(iii) Any material representation or warranty of the Company made in the Series P Stock Purchase Agreement, the Registration Rights Agreement or in any agreement, statement or certificate given in writing pursuant thereto shall prove to have been false or misleading at the time when made.

(vi) An order entered by a court of competent jurisdiction, or by the Securities and Exchange Commission, or by the National Association of Securities Dealers, preventing purchase and sale transactions in the Company’s Common Stock for a period of five or more consecutive trading days.

(viii) Delisting of the Common Stock from the Nasdaq Small Cap Market or such other principal market or exchange on which the Common Stock is listed for trading, if the Common Stock is not quoted or listed on such market or exchange, or quoted on the automated quotation system of a national securities association or listed on a national securities exchange, within ten (10) trading days after such delisting.

(x) Upon the occurrence of a Change in Control. A “Change in Control” shall mean (i) the Company becoming a Subsidiary of another entity, (ii) a majority of the board of directors of the Company as of the Issue Date of Series P Preferred Stock or successors appointed by the board of directors having a majority consisting of such persons or their successors no longer serving as directors of the Company except due to natural causes, (iii) if any person or entity other than officers or directors or persons or entities beneficially owning more than ten percent (10%) or more of the voting power of outstanding capital stock of the Company as of the Issue date of Series P Preferred Stock, acquires fifty percent (50%) or more of the voting power of outstanding capital stock of the Company, (iv) the sale, lease or transfer of substantially all the assets of the Company or Subsidiaries.

(xi) Upon the failure of the Company, on or before ninety (90) days after the Closing Date, to obtain Shareholder Approval, as defined in Section 4.26 the Series P Stock Purchase Agreement.

“Excluded Stock” means (A) capital stock, Options (as defined in Section 4D(1)) or Convertible Securities (as defined in Section 4D(1)) issued to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (B) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities issued prior to the date hereof, provided that such securities have not been amended since the date hereof, and (C) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Conversion Price pursuant to the other provisions of this Series N Preferred Stock).

“Market Price” means the lower of the average closing prices of the Common Stock for the five trading days preceeding (i) the date of the binding agreement to issue the Series P Preferred Stock or (ii) the date of issuance of the Series P Preferred Stock.

“Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or governmental or quasi-governmental entity.

“Registration Statement” means that registration statement required to be filed under the terms of the Series P Preferred Registration Rights Agreement.

“Series P Stated Value” means $3.34 (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Series P Preferred Stock occurring after the date hereof).

“Series P Stock Purchase Agreement” means the stock purchase agreement entered into between the Investor and the Company for the purchase and sale of Series P Preferred Stock.

“Subsidiary” means any corporation, association or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Term” means three-years from the Closing Date.

2. Dividends.

(a) Each Holder of Series P Preferred Stock, in preference and priority to the

Holders of all other classes of stock other than Holders of the Series M Preferred Stock, shall be entitled to receive, with respect to each share of Series P Preferred Stock then outstanding and held by such Holder of Series P Preferred Stock, dividends, commencing from the date of issuance of such share of Series P Preferred Stock, at the rate of eight percent (8%) per annum of the Series P Stated Value (the “Series P Preferred Dividends”), subject to the adjustment provisions in Section 4 (c). The Series P Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the first day of February, May, August and November in each year. At the election of the Company, the Series P Preferred Dividends shall be paid by (a) issuing each Holder of Series P Preferred Stock such number of shares of Series P Preferred Stock equal to the Series P Preferred Dividend divided by the Series P Stated Value (“PIK Shares”), or (b) cash out of legally available funds therefor. In the event that the issuance of the PIK shares would result in the Company issuing a total number of Series P Preferred shares that, upon conversion, is in excess of 20% of the Company’s outstanding Common Stock or voting stock as of the date of the Series P Preferred Stock Purchase Agreement, the PIK shares shall not be issued until the Company’s shareHolders approve the issuance of the Series P PIK Shares, unless the Company is no longer subject to the rules and listing standards of the Nasdaq SmallCap Market. Any election by the Company to pay dividends in shares of Series P Preferred Stock or cash shall be made uniformly with respect to all outstanding shares of Series P Preferred Stock for a given dividend period.

(b) No dividends shall be paid on any Common Stock of the Company or any other capital stock of the Company other than the Series M, Preferred Stock during any fiscal year of the Company until all outstanding Series P Preferred Dividends (with respect to the current fiscal year and all prior fiscal years) shall have been paid or declared and set apart for payment to the Holders of Series P Preferred Stock.

(c) In the event that the Company shall at any time pay a dividend on the Common Stock or any other class or Series P capital stock of the Company other than the Series M Preferred Stock, the Company shall, at the same time, pay to each Holder of Series P Preferred Stock a dividend equal to the dividend that would have been payable to such Holder if the shares of Series P Preferred Stock held by such Holder had been converted into Common Stock on the date of determination of Holders of Common Stock entitled to receive such dividends.

3. Liquidation; Redemption. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Holders of the shares of Series P Preferred Stock shall rank (i) senior to the Holders of the Common Stock and Series N and O Preferred Stock (ii) on parity with the Holders of the Series M Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series P Stated Value plus any accrued and unpaid Series P Preferred Dividends (the “Liquidation Preference”). No modification of this Liquidation Preference shall be made without the prior written approval of at least 62.5% of the then outstanding Series P Preferred. If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the Holders of the Series P Preferred Stock and any class or Series P capital stock ranking on a parity with the Series P Preferred Stock as to such distributions shall be insufficient to permit payment to the Holders of the Series P Preferred Stock and any such class or Series P capital stock of their respective liquidation amount, then the entire assets of the Company to be distributed shall be distributed pro rata to the Holders of Series P Preferred Stock and the Holders of such class or Series P capital stock ranking on a parity with the Series P Preferred Stock as to such distributions according to the preferential amounts due thereon.

4. Redemption.

(a) At any time after the effective date of the Registration Statement and (i) prior to the Term, or (ii) upon a Change of Control, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred Stock by tendering to the Holder 130% of the Stated Value of the outstanding Series P Preferred Stock together with allaccrued but unpaid dividends. At the Term, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred Stock by tendering to the Holder 100% of the Conversion Price together with all accrued but unpaid dividends .

(b) In the event that the Company elects to redeem the Series P prior to the Registration Statement becoming effective, the Company may redeem the Series P by paying to the Investor the greater of: (1) 130% of the outstanding Stated Value of the Series P plus accrued but unpaid dividends, and (2) 100% of the Stated Value of the Series P plus all accrued but unpaid dividends, plus 50% of the difference between the Fixed Conversion Price then in effect and the average closing price of the Company’s common stock for the 30 calendar days preceding such redemption.

( c) At the (i) Term,or (ii) if an Event of a Default occurs, the Series P Preferred Dividends shall increase to the rate of eighteen percent (18%) until such time as the Company converts or redeems the Shares under Section 4(a) hereof.

5. Conversion.

5A. Right to Convert. Subject to the terms and conditions of this paragraph 5A and 5B, the Holder of any share or shares of Series P Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series P Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series P Preferred Stock so to be converted by the Liquidation Preference per share and dividing the result by the conversion price of $3.34 per share or, if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect at the date any share or shares of Series P Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the “Conversion Price”). Such rights of conversion shall be exercised by the Holder at any time during its usual business hours on the date set forth in such notice, together with a properly completed notice of conversion in the form attached hereto with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock, shall be issued. Such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been given by the Holder. The Holder may not convert that amount of the Obligation Amount on a Conversion Date in amounts that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Series P and accrued dividends with respect to which the determination of this proviso is being made on such Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The Holder may revoke the conversion limitation described in this Paragraph, in whole or in part, upon 61 days prior notice to the Company. The Holder may allocate which of the equity of the Company deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

5B. Mandatory Conversion. If at any time after the Closing Date, and after the Registration Statement has been effective for a minimum of 20 consecutive trading days, the closing price of the Company’s Common Stock is at least $6.00 for twenty (20) consecutive trading days, at the election of the Company, each Holder must convert its Series P Preferred Stock into shares of the Company’s Common Stock (the “Mandatory Conversion”). Each Mandatory Conversion in any calendar month shall be limited to ten percent (10%) of the total dollar volume traded in Company’s common stock in the previous calendar month.

5C. Issuance of Certificates; Time Conversion Effected. Within three (3) business days after the conversion of the Series P Preferred Stock , the Company shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as such Holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer of, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series P Preferred Stock. Upon the effective date of any such conversion, the rights of the Holder of the shares of Series P Preferred Stock being converted shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the Holder or Holders of record of the shares represented thereby. The Company understands that a delay in the delivery of Common Stock upon (i) conversion of the Series P Preferred Stock in the form required pursuant to this Certificate and the Stock Purchase Agreement, or (ii) in response to a proper request to have a restrictive legend removed under Rule 144 of the Securities Act of 1933 , could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder for such late delivery of Common Stock upon Conversion of the Series P Preferred Stock in the amount of $100 per business day after the third business day after a request for conversion, or a legend removal, has been made for each $10,000 of Series P Preferred Stock and accrued dividends being converted, or the corresponding Common Stock, for which a legend removal has been requested, which is not timely delivered. The Company shall pay any payments incurred under this section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery as stated in this Section 5C, the Holder will be entitled to revoke all or part of the relevant notice of conversion by delivery of a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Company.

5D. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of the Series P Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. In addition to any other rights available to the Holder, if the Company fails to make timely delivery to the Holder such certificate or certificates, pursuant to Section 5C, within five (5) business days and if within seven (7) business days thereafter the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) within five (5) business days after written notice from the Holder, the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series A Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Stated Value of Series A Preferred Stock, the Company shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

5E. Adjustment of Conversion Price. If the Company shall issue or sell, or is, in accordance with subsections 5E(1) through 5E(8) below, deemed to have issued or sold, any Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”) the then-existing Conversion Price, shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to a price determined as follows:

Adjusted Conversion Price = (A x B) + D

                                                                   A + C

where

“A” equals the number of shares of Common Stock outstanding, including Additional Shares of Common Stock (as defined below) deemed to be issued hereunder, immediately preceding such Trigger Issuance;

“B” equals the Conversion Price in effect immediately preceding such Trigger Issuance;

“C” equals the number of Additional Shares of Common Stock issued or deemed issued hereunder as a result of the Trigger Issuance; and

“D” equals the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance;

provided, however, that in no event shall the Conversion Price after giving effect to such Trigger Issuance be greater than the Conversion Price in effect prior to such Trigger Issuance.

For purposes of this subsection 5E, “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this subsection 5E, other than Excluded Stock.

In the event that the adjustment to the conversion price would result in the Company issuing a total number of common shares, upon conversion of the Series P Preferred shares, that is in excess of 20% of the Company’s outstanding Common Stock or voting stock as of the date of the Series P Preferred Stock Purchase Agreement, then no adjustment will occur until the Company’s shareholders approve the issuance of the Series P Preferred.

For purposes of this subsection 5E, the following paragraphs 5E(1) to 5E(8) shall also be applicable:

5E1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in subsection 5E(3) no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

5E(2) Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that (a) except as otherwise provided in subsection 5E(3), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of subsection 5D.

5E(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 5E(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 5E(l) or 5E(2), or the rate at which Convertible Securities referred to in subsections 5D(l) or 5D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this subsection 5(E) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 5(E) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), and after five (5) calendar days notice to the Holder, the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

5E(4) Stock Dividends. Subject to the provisions of this subsection 4D, in case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration; provided, however, that the provisions of this subsection 5E(4) shall not apply to the issuance of PIK Shares in accordance with the terms hereof.

5E(5) Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or shall declare or pay a dividend on its outstanding shares of Common Stock payable in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

5E(6) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the Holder). The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holder as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the Holder are unable to agree upon the fair market value of the Additional Rights, the Company and the Holder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne by the Company.

5E(7) Record Date. In case the Company shall take a record of the Holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

5E(8) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this Section 4E.

5F Stock Splits and Dividends. If the Company shall, at any time or from time to time while the Series P Preferred Stock is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Conversion Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by the Company so that the Holder thereafter converting its shares of Series P Preferred Stock shall be entitled to receive the number of shares of Common Stock or other capital stock which the such Holder would have received if the shares of Series P Preferred Stock had been converted immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.

5G. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Company shall be effected in such a way (including, without limitation, by way of consolidation or merger) that Holders of Common Stock but not Holders of Series P Preferred Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each Holder of a share or shares of Series P Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the conversion of such share or shares of the Series P Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place and in any such case appropriate provision shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such reorganization or reclassification, of the Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than the Conversion Price in effect immediately prior to such reorganization or reclassification). In the event of a merger or consolidation of the Company as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to Holders of the Common Stock of the Company outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company.

5H. Distributions. In case the Company shall fix a payment date for the making of a distribution to all Holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 5F), or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on The Nasdaq Stock Market, Inc. (“Nasdaq”), the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar exchange or association, the closing sale price of one share of Common Stock on Nasdaq, the Bulletin Board or such other exchange or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon over the immediately preceding three trading day period prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq, the Bulletin Board or such other exchange or association, the fair market value of one share of Common Stock as of the Valuation Date, shall be determined in good faith by the Board of Directors of the Company and the Holders of at least 62.5% of the outstanding Series P Preferred Stock. If the Common Stock is not then listed on a national securities exchange, the Bulletin Board or such other exchange or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by a Holder of Series P Preferred Stock prior to the exercise hereunder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the Holders of at least 62.5% of the outstanding Series P Preferred Stock are unable to agree upon the fair market value in respect of subpart (c) hereof, the Company and the Holders of at least 62.5% of the outstanding Series P Preferred Stock shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne by the Company. Such adjustment shall be made successively whenever such a payment date is fixed.

5I. Effective Date of Adjustment. An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

5J. Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 4, Holders of Series P Preferred Stock shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon the conversion of the Series P Preferred Stock shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Conversion Shares contained herein.

5K. Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case the Company shall give written notice thereof by first class mail, postage prepaid, addressed to each Holder of shares of Series P Preferred Stock at the address of such Holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

5L. Other Notices. In case at any time:

(1) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the Holders of its Common Stock;

(2) the Company shall offer for subscription pro rata to the Holders of its Common Stock any additional shares of such stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with, or a sale of all or substantially all its assets to, another corporation; or

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to each Holder of any shares of Series P Preferred Stock at the address of such Holder as shown on the books of the Company, (a) at least 15 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the Holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the Holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

5M. Stock to be Reserved.

(1) The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series P Preferred Stock as herein provided, 150% of such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series P Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. The Company will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of Convertible Securities, including upon conversion of the Series P Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Company’s Certificate of Incorporation, or result in a conversion price less than the par value.

(2) The Company will at all times reserve and keep available out of its authorized Series P Preferred Stock such number of shares of Series P Preferred Stock as is equal to the number of shares of Series P Preferred Stock then outstanding. All shares of Series P Preferred Stock, which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes).

5N. No Reissuance or Additional Issuance of Series P Preferred Stock. Shares of Series P Preferred Stock that are converted into shares of Common Stock as provided herein shall be retired and may not be reissued as Series P Preferred Stock but may be reissued as all or part of another Series P Preferred Stock. No additional Shares of Series P Preferred will be authorized or issued, other than as originally authorized.

5O. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series P Preferred Stock shall be made without charge to the Holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Company shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder of the Series P Preferred Stock which is being converted.

5P. Closing of Books. The Company will at no time close its transfer books against the transfer of any Series P Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series P Preferred Stock in any manner which interferes with the timely conversion of such Series P Preferred Stock; provided, however, nothing herein shall be construed to prevent the Company from setting record dates for the Holders of its securities.

6. Other Covenants. As long as at least 60% of the Series P Preferred remains outstanding, the Holders, acting as a single class, shall have the right to appoint one (1) person to attend all meetings of the Company’s Board of Directors as a monitor.

7. Offering Restrictions. For so long as Series P Preferred Stock is outstanding, the Company will not enter into any equity line of credit or similar agreement, nor issue nor agree to issue any floating or variable priced equity linked instruments nor any of the foregoing or equity with price reset rights.

8. No Waiver. Except as otherwise modified or provided for herein, the Holders of Series P Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such Holders under the Delaware General Corporation Law.

9. No Impairment. The Company will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions hereunder and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the Holders of the Series P Preferred Stock against impairment.

8. Action By Holders. Any action or consent to be taken or given by the Holders of the Series P Preferred Stock may be given either at a meeting of the Holders of the Series P Preferred Stock called and held for such purpose or by written consent.

[Execution Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations, Preferences and Rights this 14th day of October 2005.

VELOCITY EXPRESS CORPORATION

By:
Name: Wesley Fredenburg
Title: Secretary